Exhibit 5.1

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.

5 PENN PLAZA

NEW YORK, NY 10001

July 30, 2015

Town Sports International Holdings, Inc.

5 Penn Plaza — 4th Floor

New York, New York 10001

Ladies and Gentlemen:

I am Senior Vice President — General Counsel and Corporate Secretary of Town Sports International Holdings, Inc., a Delaware corporation (the “Company”), and acted as its counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 500,000 shares of common stock, par value $0.001 per share of the Company (the “Shares”). The Shares are to be issued by the Company upon the exercise or vesting of certain stock-based awards (the “Awards”) to be granted pursuant to the Company’s 2006 Stock Incentive Plan (as amended and restated effective as of April 2, 2015) (the “Plan”).

I have examined the Registration Statement and a form of the common stock certificate, which has been filed with the Commission as an exhibit to the Registration Statement. I also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that, upon issuance and delivery in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable.

I do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of my name under the caption “Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

/s/ David M. Kastin
DAVID M. KASTIN, ESQ.